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Filed Pursuant to Rule 424(b)(5)
Registration Statement File Number 333-174845

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 24, 2011)

Up to 5,098,039 Shares of Common Stock Issuable
Upon the Exercise of Subscription Rights at $2.55 per Share

         We are distributing, at no charge, to holders of our common stock and our warrants non-transferable subscription rights to purchase up to an aggregate of 5,098,039 shares of our common stock, par value $0.001 per share, at a price of $2.55 per whole share. We refer to this offering as the "rights offering." Stockholders and warrant holders as of 5:00 p.m., Eastern Standard Time, on January 28, 2013, or the "record date," will each receive one subscription right for every share of common stock owned or subject to an outstanding warrant at such time.

         Each subscription right will entitle the holder to purchase 0.3119 of a share of common stock, which we refer to as the "basic subscription right." If you fully exercise your basic subscription right and other rights holders do not fully exercise their basic subscription rights, you may also exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription privilege. Fractional shares of our common stock will not be issued in this rights offering. If all the rights are exercised, the total proceeds to us before expenses will be $13.0 million. This is not an underwritten offering. The shares of our common stock offered hereby are being directly offered by us without the services of a dealer manager, underwriter or selling agent.

         The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on February 27, 2013, the expiration date of this rights offering. Our board of directors, in its sole discretion, may cancel the rights offering or extend the period for exercising the subscription rights for additional periods ending no later than March 12, 2013. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock or other factors warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value.

         You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. Exercising your subscription rights and investing in our common stock involve a high degree of risk.

         Resource Capital Fund V L.P., or "RCF," our largest stockholder, has agreed, subject to certain conditions, to purchase $5.0 million of common stock in the rights offering and up to an additional $3.0 million of common stock to the extent gross proceeds to us in the rights offering are less than $8.0 million after our other stockholders have exercised their basic subscription rights and over-subscription privileges. The purchase of any shares by RCF would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus supplement and accompanying prospectus forms a part.

         The rights may not be sold or transferred except under the very limited circumstances described later in this prospectus. Shares of our common stock are quoted on the NASDAQ Capital Market under the symbol "URRE." The closing price of our common stock on February 5, 2013, the last trading day before the printing of this prospectus supplement, was $3.19 per share.

         You should read "Risk Factors" beginning on page S-13 of this prospectus supplement and page 5 of the accompanying prospectus before exercising your subscription rights. Our board of directors is not making any recommendation regarding your exercise of the subscription rights.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 7, 2013

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We are not making an offer of our common stock in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-174845) that we filed with the Securities and Exchange Commission (the "SEC") and that was declared effective by the SEC on June 24, 2011. Under this shelf registration process, we may, from time to time, offer common stock, warrants and units, of which this offering is a part.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock pursuant to the rights offering and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of common stock. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated herein by reference, you should rely on the information in this prospectus supplement. Before investing in our common stock, you should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under "Where You Can Find More Information" on page S-48 of this prospectus supplement.

        References to the "Company," "we," "our" and "us" in this prospectus supplement and the accompanying prospectus are to Uranium Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "estimate," "project," "believe," "intend," "plan," "anticipate," "expect" and similar expressions. These forward-looking statements include management's expectations regarding our liquidity and burn rate, reserves and mineralized uranium material, capital requirements, timing of receipt of mining permits and access rights, production capacity of mining operations for properties in South Texas and New Mexico and planned dates for commencement of production at such properties, and plans for consolidation of the uranium mineral interests in the New Mexico uranium district. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

  •
  the price of uranium;

  •
  availability of capital;

  •
  operating conditions at our mining projects;

S-ii

  •
  government regulation of the mining industry and the nuclear power industry;

  •
  the world-wide supply and demand of uranium;

  •
  weather conditions;

  •
  currently pending or new litigation;

  •
  legislation and other actions by the Navajo Nation;

  •
  timely receipt of mining and other permits from regulatory agencies; and

  •
  the risks set forth herein under the caption "Risk Factors."

        In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus supplement, accompanying prospectus or as of the date of any document incorporated by reference in this prospectus supplement or accompanying prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, accompanying prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus supplement and accompanying prospectus might not occur.

CERTAIN DEFINITIONS

        Development:    Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

        Development Stage:    A "development stage" project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

        Dollar or "$":    Unless otherwise indicated, or the context otherwise requires, references in this prospectus supplement to "$" or "dollar" are to the lawful currency of the United States.

        Exploration:    Work involved in searching for ore, usually by employing the science of geology and drilling or driving a drift.

        Exploration Stage:    An "exploration stage" prospect is one which is not in either the development or production stage.

        Feasibility Study:    A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

        In-situ:    Refers to materials in their natural position.

        Mineral:    A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form, and physical properties.

        Mineralization:    The presence of economic minerals in a specific area or geological formation.

        Mineralized Material or Deposit:    A mineralized body, which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s).

S-iii

Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude current economic feasibility to extract it. Investors are cautioned not to assume that all or any part of any mineralized material or deposit will ever be converted into reserves under the SEC standards.

        Production Stage:    A "production stage" project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

        Reclamation:    The restoration of a site to acceptable regulatory standards after mining or exploration activity is completed.

        Reserves:    That part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

        Resource:    The calculated amount of material in a mineral deposit, based on limited drill information.

        U3O8 :    Uranium oxide. The mixture of uranium oxides produced after milling uranium ore from a mine. Sometimes loosely called "yellowcake". It is yellow in color and is usually represented by the empirical formula U3O8. Uranium is sold in this form.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about Uranium Resources, Inc. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Uranium Resources, Inc. you should read carefully this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, "subscription rights" means the subscription rights entitling the holders thereof to purchase 0.3119 of a share of common stock at a price of $2.55 per whole share, and "common stock" means our common stock, par value $0.001 per share. Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-ten reverse stock split of our common stock that became effective January 22, 2013.

 Uranium Resources Overview

        Uranium Resources, Inc. is a uranium exploration, development and production company. The Company was organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process ("ISR"). Since its founding, the Company has produced over 8 million pounds of U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. The Company currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. In addition, through a joint venture with Cameco Resources, the Company expanded and extended its exploration program for the 22,700 net acre Tecolote tract in Kenedy County, Texas. Since 1986, the Company has built a significant asset base in New Mexico that includes 152.9 million pounds U3O8 of in-place mineralized uranium material on over 206,000 acres of uranium mineral holdings. We have a U.S. Nuclear Regulatory Commission ("NRC") license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico. As a result of low uranium prices, we ceased production in 2009.

        Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, Texas 75067, and our telephone number is (972) 219-3330. Our website is located at www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus supplement.

        For additional information as to our business, properties and financial condition, please refer to the documents cited in "Where You Can Find More Information."

Recent Developments

Reverse Stock Split

        Following the close of trading on January 22, 2013, the Company effected a one-for-ten reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the NASDAQ Capital Market on a split-adjusted basis upon the open of trading on January 23, 2013. The reverse stock split was approved by the Company's stockholders at a special meeting held on January 14, 2013. The reverse stock split reduced the number of the Company's issued and outstanding shares of common stock from approximately 162.3 million to approximately 16.2 million and affected all issued and outstanding shares, as well as shares underlying stock options and warrants outstanding immediately prior to the effectiveness of the reverse stock split. The number of authorized shares of common stock was not affected by the reverse split. All share and per share information presented in this prospectus supplement gives effect to the reverse stock split.

Expansion and Extension of Joint Venture with Cameco

        On January 7, 2013, the Company entered into an amendment expanding and extending its South Texas exploration agreement with Cameco Texas, Inc. ("Cameco"), a subsidiary of Power

Resources, Inc., which is a subsidiary of Cameco Corporation. Additionally, the Company signed an amendment to its uranium mining lease option in Kenedy County, Texas for the Tecolote tract, approximately 22,700 net acres that will be a part of the exploration program.

        Under the terms of the amended exploration agreement, both parties have agreed to extend the exploration agreement to a five-phase, five-year exploration program and to include Tecolote. Cameco has committed $4.3 million to increase its interest to 70% in the expanded program, with the Company holding the remaining 30% interest. Cameco will fund and be the exploration operator for the third phase of the exploration program.

        In addition to adding the 22,700 acres of the Tecolote tract, the lease option amendment extended the original lease to 60 months with the election date to lease the acreage for production now being November 30, 2015. It requires a minimum exploration obligation of $1.0 million, or 100 exploration wells during the third phase. The fourth and fifth phases require $1.5 million, or 150 exploration wells, and $2.0 million, or 200 exploration wells, respectively. Investment or drilling in excess of the minimum requirement in any year counts toward the following year's requirements.

        Tecolote is located within the prolific South Texas uranium district which has been a major producer of uranium for half a century. Situated near uranium mining operations which produce from the Goliad Formation, the property also hosts several oil and gas fields and is bisected by a major depositional channel system. These provide the geologic, stratigraphic, and geochemical components for uranium deposition and water-saturated host sand with good rock permeability.

RCF Bridge Loan and Standby Purchase Agreement

        On December 17, 2012, the Company entered into a Bridge Loan Agreement (the "Bridge Loan Agreement") among the Company, each of the Company's subsidiaries, as guarantors, and Resource Capital Fund V L.P. ("RCF"), pursuant to which RCF provided a secured bridge loan (the "Bridge Loan") to the Company in the amount of $5.0 million on December 18, 2012. The Bridge Loan carries an annualized interest rate of 10% and is secured by a first priority lien on all personal property of the Company and its subsidiaries. The Company's obligations under the Bridge Loan Agreement have been guaranteed by each of its subsidiaries and will be guaranteed by any future subsidiaries of the Company.

        The Bridge Loan will mature on the earlier of the closing of this rights offering or June 28, 2013. The Company may prepay all or any portion of the Bridge Loan without penalty, subject to a minimum prepayment amount of $1.0 million.

        The Bridge Loan Agreement contains customary representations, warranties, covenants, security provisions and events of default and requires, among other things, that the Company (i) maintain the listing of its common stock on the NASDAQ Capital Market, and (ii) complete the Rights Offering by no later than March 15, 2013.

        Under the terms of the Bridge Loan Agreement, RCF has the right to nominate one director to the Company's board of directors so long as any obligations remain outstanding under the Bridge Loan Agreement or RCF's partially-diluted ownership in the Company, taking into account shares RCF has the right to acquire, exceeds 10%. In addition, so long as RCF's partially-diluted ownership exceeds 25%, RCF will have the right to nominate one additional director to the Company's board of directors. RCF currently owns approximately 27.8% of the Company's outstanding common stock and nominates two directors to the Company's board of directors, which are currently John H. Pfahl and Mark K. Wheatley.

        Also on December 17, 2012, the Company and RCF entered into a Standby Purchase Agreement (the "Standby Purchase Agreement") pursuant to which RCF has agreed, subject to certain conditions, to purchase $5.0 million of common stock in the rights offering and up to an additional $3.0 million of common stock to the extent gross proceeds to the Company in the rights offering are less than $8.0 million after the Company's other stockholders have exercised their basic subscription rights and over-subscription privileges. See "The Rights Offering—RCF's Participation" for a description of the Standby Purchase Agreement.

        The foregoing description is only a summary and is subject to, and qualified in its entirety by the Bridge Loan Agreement and Standby Purchase Agreement, which are filed as exhibits to the Company's current report on Form 8-K filed on December 19, 2012 and incorporated by reference herein. See "Information Incorporated by Reference" on page S-48 of this prospectus supplement.

Acquisition of Neutron Energy, Inc.

        In August 31, 2012, the Company acquired 100% of the equity of Neutron Energy, Inc. ("Neutron"). As part of the transaction, RCF provided $20.0 million in funding to the Company in exchange for 2.5 million shares of our common stock. The Company used these funds to retire the majority of Neutron's outstanding debt owed to RMB Australia Holdings Limited ("RMB"). The remainder of Neutron's debt owed to RMB was converted into approximately 0.8 million shares of our common stock, resulting in the Company acquiring Neutron on a debt-free basis.

        At the effective time of the merger, each share of Neutron's common stock ceased to be outstanding and was converted into the right to receive 0.00643 shares of our common stock, with approximately 0.4 million shares of our common stock being issued to former Neutron stockholders in the aggregate.

        In connection with the transaction, the Company also entered into an investment agreement with RCF pursuant to which RCF provided $10.0 million in funding to the Company through the purchase of approximately 1.0 million shares of our common stock on March 9, 2012 and provided an additional $5.0 million in funding through the purchase of another approximately 1.0 million shares of our common stock on September 5, 2012.

        We acquired Neutron to position the Company as one of the largest uranium development companies in the United States and add a good balance of mid- and long-term uranium production opportunities with potential synergies to our existing properties. In addition, the acquisition added highly qualified mining and permitting professionals to the Uranium Resources team and brought a sophisticated, supportive mining investor in RCF. The acquisition also provides significant exploration upside from the portfolio of Neutron properties, includes a potential mill site in New Mexico and positions the Company to be better placed to complete further consolidation in New Mexico.

        Through its acquisition of Neutron, the Company acquired interests in properties located in the states of New Mexico, South Dakota, Wyoming and Arizona. All of these projects are at the exploration stage without known reserves and there can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of these properties until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration will be required before a final evaluation as to the economic, technical and legal feasibility of mining of any of these properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit, or reserve, exists on any of these mineral properties.

The Rights Offering

        The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of our common stock, see "Description of Securities We May Offer—Description of Common Stock" in the accompanying prospectus.

Issuer	Uranium Resources, Inc.
Subscription Rights

We are distributing, at no charge, one non-transferable subscription right for every one share of our common stock owned or subject to an outstanding warrant on the record date. Each subscription right will entitle its holder to purchase 0.3119 of a share of our common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. No fractional shares will be issued.

The rights offering is not subject to any minimum subscription level.
Record Date	5:00 p.m., Eastern Standard Time, on January 28, 2013.
Expiration Date

5:00 p.m., Eastern Standard Time, on February 27, 2013, unless extended in our sole discretion. Subscription rights not exercised prior to the expiration date will expire, be null and void, have no value and will no longer be exercisable for shares.

Subscription Price

$2.55 per whole share of common stock, which represents a discount of approximately 20% to the last reported sales price of our common stock on the NASDAQ Capital Market on February 5, 2013, the last trading day before the printing of this prospectus supplement, and approximately 32% to the last reported sales price on the record date. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

Basic Subscription Right

The basic subscription right gives the holder of a subscription right the right to purchase 0.3119 of a share of our common stock at a subscription price of $2.55 per whole share. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of common stock that other holders of subscription rights do not purchase through the exercise of their basic subscription rights, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription privilege.

Standby Purchase Agreement

We have entered into a standby purchase agreement with RCF. Subject to the terms and conditions of the standby purchase agreement, RCF has agreed to purchase from us, at the rights offering subscription price, $5.0 million of common stock in the rights offering and up to an additional $3.0 million of common stock to the extent gross proceeds to the Company in the rights offering are less than $8.0 million after the Company's other stockholders have exercised their basic subscription rights and over-subscription privileges. The purchase of any shares by RCF will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. RCF will not be paid a fee in consideration for exercising its rights under the basic subscription right and over-subscription privilege in the rights offering. See "The Rights Offering—RCF's Participation" on page S-39 of this prospectus supplement.

Use of Proceeds

The net proceeds from this offering, assuming full participation, are estimated to be approximately $12.7 million, after deducting total expenses relating to this rights offering estimated at $0.3 million, which are payable by the Company. We intend to use the net proceeds from this rights offering to repay the $5.0 million Bridge Loan from RCF and for general corporate purposes. See "Use of Proceeds."

Procedures for Exercising Rights

To exercise your subscription rights, you must complete the form of subscription rights agreement accompanying this prospectus supplement and deliver it to the subscription agent, Corporate Stock Transfer, Inc., together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription privilege, on or before the expiration date of the rights offering.

If you cannot deliver your subscription rights agreement to the subscription agent on or before the expiration date of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures."

If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus supplement entitled "The Rights Offering—Delivery of Subscription Materials and Payment—Beneficial Owners."

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or on any other stock exchange or market.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock decreases or is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common stock at the subscription price.

Extension, Cancellation and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights through March 12, 2013, although we do not presently intend to do so.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Although there is no present intention to do so, our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, promptly following any such occurrence we will issue a press release announcing any changes with respect to this rights offering and, if extended to allow holders more time to make new investment decision, the new expiration date. In the event any fundamental change (which excludes any extensions of the rights offering) is made in the terms of the subscription rights, you will have the opportunity to cancel your initial subscription and be refunded any money you advanced, as well as receive an amended prospectus supplement, reflecting the fundamental changes, to make a new investment decision. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

United States Federal Income Tax Considerations

You should consult your tax advisor as to the particular consequences to you of this rights offering. A summary of certain material United States federal income tax considerations with respect to receiving or exercising the subscription rights is contained in the sections of this prospectus supplement entitled "Material United States Federal Income Tax Considerations."

Subscription Agent	Corporate Stock Transfer, Inc.
Information Agent	Regan & Associates, Inc.
NASDAQ Capital Market trading symbol for common stock	URRE

Shares Outstanding Before the Rights Offering

Approximately 16.2 million shares of common stock are outstanding as of the date of this prospectus supplement. This number excludes approximately 0.4 million shares issuable pursuant to outstanding stock options and warrants.

Maximum Number of Shares Issuable	A maximum of 5,098,039 shares of common stock will be issuable pursuant to the rights offering, representing approximately 31.4% of the shares outstanding on the date of this prospectus supplement.
Shares Outstanding After the Rights Offering	Assuming all of the subscription rights are exercised, we expect approximately 21.3 million shares of common stock will be outstanding immediately after the completion of the rights offering.
Risk Factors

Before you exercise your subscription rights to purchase our common stock, you should carefully consider the risks described in the section entitled "Risk Factors," beginning on page S-13 of this prospectus supplement.

Additional Questions

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus supplement, the accompanying prospectus or any other documents, please contact Regan & Associates, Inc., the information agent for the rights offering, at (800)  737-3426.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:
What is the rights offering?

A:
This rights offering is a pro rata distribution, at no charge, to holders of our common stock and warrants of one non-transferable subscription right to purchase 0.3119 of a share of our common stock at $2.55 per whole share for each share of our common stock owned or subject to an outstanding warrant as of 5:00 p.m., Eastern Standard Time, on January 28, 2013, the rights offering record date, for a total of approximately 16.3 million subscription rights. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege. The maximum aggregate gross proceeds to us from the rights offering will be approximately $13.0 million.

Q:
What is the basic subscription right?

A:
The basic subscription right of each subscription right gives our stockholders and warrant holders the opportunity to purchase 0.3119 of a share of our common stock at a subscription price of $2.55 per whole share. We have distributed to you, as a stockholder or warrant holder of record as of 5:00 p.m., Eastern Standard Time, on January 28, 2013, one subscription right for each share of our common stock owned or subject to an outstanding warrant at that time. We will not issue or pay cash in lieu of fractional shares, but will round down fractional shares of our common stock resulting from the exercise of the basic subscription right to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Standard Time, on January 28, 2013, you would receive 100 subscription rights enabling you to purchase 31 shares of common stock (31.19 rounded down to the nearest whole share) at $2.55 per whole share with your basic subscription right. You may exercise the basic subscription right of any number of your subscription rights, or you may choose not to exercise any subscription rights.

Q:
What is the over-subscription privilege?

A:
We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription privilege provides rights holders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other rights holders. If you fully exercise your basic subscription rights and other rights holders do not fully exercise their basic subscription rights, you may also exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription privilege, and limited to the maximum number of shares of common stock offered in the rights offering, less the number of shares purchased under the basic subscription right.

To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription privilege requests, then the available shares will be prorated among those who properly exercised over-subscription privileges in full, based on the respective number of shares each such holder held or that were subject to warrants held as of the record date over the shares of the common stock outstanding or subject to warrants at such time (in each case, without giving effect to the number of shares subscribed for under the basic subscription right). If this pro rata allocation results in any rights holder receiving a greater number of shares than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining common shares will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Q:
Why are you conducting the rights offering?

A:
We are conducting the rights offering to raise capital in a cost-effective manner that allows all stockholders and warrant holders to participate on a pro rata basis. Subject to the treatment of fractional subscription rights under this rights offering, our stockholders and warrant holders may avoid dilution of their respective proportional ownership interests in the Company if all stockholders and warrant holders exercise their subscription rights in full.

Q:
Am I required to subscribe in this rights offering?

A:
No. You may exercise any number of your subscription rights, including a partial exercise, or you may choose not to exercise any rights.

Q:
What happens if I choose not to exercise my subscription rights?

A:
You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other holders exercise their subscription rights.

Q:
Are we requiring a minimum subscription to complete the rights offering?

A:
No.

Q:
When will this rights offering expire?

A:
The subscription rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on February 27, 2013, unless we decide to extend the rights offering for additional periods ending no later than March 12, 2013. See "The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination." The subscription agent must actually receive all required documents and payments before that time and date.

Q:
How do I exercise my subscription rights?

A:
If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•
deliver a properly completed and executed subscription rights agreement or a Notice of Guaranteed Delivery to the subscription agent before 5:00 p.m., Eastern Standard Time, on February 27, 2013 unless the deadline is extended; and

•
deliver payment to the subscription agent using the methods outlined in this prospectus supplement.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the subscription rights agreement, the payment received will be applied to exercise your subscription right to acquire the number of whole shares of common stock equal to the payment amount divided by $2.55, with any remaining amount refunded to you. If the payment exceeds the subscription price for the full exercise of your subscription right, the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

If you are a holder of record and you wish to exercise your subscription rights but will be unable to deliver the subscription rights agreement prior to the expiration date, you may deliver a Notice of Guaranteed Delivery in accordance with this prospectus supplement. See "The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures."

Q:
Has anyone indicated their intention to exercise their subscription rights?

A:
Yes. RCF has agreed, subject to certain conditions, to purchase $5.0 million of common stock in the rights offering and up to an additional $3.0 million of common stock to the extent gross proceeds to us in the rights offering are less than $8.0 million after our other stockholders have exercised their basic subscription rights and over-subscription privileges. RCF currently owns approximately 27.8% of the our outstanding common stock. If no other stockholder or warrant holder exercises subscription rights in the rights offering and RCF purchases $8.0 million of common stock, or approximately 3.1 million shares, in the rights offering, RCF would beneficially own approximately 39.4% of our outstanding common stock following the closing of the rights offering. The purchase of any shares by RCF would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus supplement and accompanying prospectus forms a part.

Q:
Can you cancel this rights offering?

A:
Yes. Our board of directors may decide to cancel the rights offering at any time prior to the expiration of this rights offering for any reason or no reason. If we cancel the rights offering, any money received from subscribing stockholders or warrant holders will be refunded promptly, without interest or deduction.

Q:
May I transfer or sell my subscription rights if I do not want to purchase any shares?

A:
No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. Notwithstanding the foregoing, your subscription rights may be transferred by operation of law. For example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

Q:
Will I be able to trade my subscription rights on the NASDAQ Capital Market or any other national market or exchange?

A:
No. The subscription rights are non-transferable and will not be listed for trading on the NASDAQ Capital Market or any other national market or exchange.

Q:
What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, custodian bank or other nominee?

A:
If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your common shares. We will ask your broker, bank, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

Q:
Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:
What is the recommendation of your board of directors regarding the rights offering?

A:
Although the rights offering has been approved by our board of directors, neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision about whether or not to exercise your subscription rights or to simply take no action with respect to your subscription rights based on your own assessment of your best interest and the rights offering and after considering all of the information herein, including the "Risk Factors" section of this prospectus supplement. You should not view our board of directors' approval of this rights offering as a recommendation or other indication that the exercise of your subscription rights is in your best interest.

Q:
How was the $2.55 per share subscription price established?

A:
The subscription price for the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including our business prospects, the need to offer shares at a price that would be attractive to our stockholders, general conditions in the securities market, the likely cost of capital from other sources, and discussions with various market participants. Based upon this review and the other factors described above, our board of directors determined that the $2.55 subscription price per share of common stock represented an appropriate subscription price. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock underlying the subscription rights.

Q:
Is exercising my subscription rights risky?

A:
The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading "Risk Factors" and all other information included or incorporated by reference herein before deciding to exercise your subscription rights.

Q:
After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:
No. Once you send in your subscription rights agreement and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $2.55 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $2.55 per share. Subscription rights not exercised prior to the expiration of this rights offering will have no value.

Q:
What are the U.S. Federal income tax consequences of exercising my subscription rights?

A:
A holder should not recognize income, gain or loss for Federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. However, you are urged to consult with your tax advisor. See "Material United States Federal Income Tax Considerations."

Q:
How many shares of our common stock will be outstanding after this rights offering?

A:
Assuming that all subscription rights issued are exercised, the number of shares of our common stock that will be outstanding immediately after the completion of this rights offering will be approximately 21.3 million shares.

Q:
If I exercise my subscription rights, when will I receive shares of common stock purchased in this rights offering?

A:
We will issue the shares for which you have subscribed pursuant to your subscription rights promptly following the closing of the rights offering, provided the subscription agent has received a properly completed and executed subscription rights agreement (or notice of guaranteed delivery, if applicable), together with payment of the subscription price for each share of common stock subscribed for pursuant to your subscription right.

Q:
To whom should I send my forms and payment?

A:
If your shares are held in the name of a broker, bank, or other nominee, then you should send "Beneficial Ownership Election Form" (described below), and your payment to that record holder in accordance with the instructions you receive from that record holder.

If you are the record holder, then you should send your subscription rights agreement and payment by hand delivery, first class mail, or courier service to:

Corporate Stock Transfer, Inc.
Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing either by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above or by wire transfer of immediately available funds directly into the account maintained by Corporate Stock Transfer, Inc. (as Subscription Agent for the Uranium Resources, Inc. rights offering) for purposes of accepting subscriptions in this rights offering at Key Bank, 1675 Broadway, Suite 300, Denver, CO 80202, ABA # 307070267, Account # 765071004574 Corporate Stock Transfer as Rights Agent for Uranium Resources, Inc., with reference to the subscription rights holder's name.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials must be received by the subscription agent on or prior to 5:00 p.m., Eastern Standard Time, on February 27, 2013. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:
What should I do if I have other questions?

A:
If you have other questions or need assistance, please contact Regan & Associates, Inc., the information agent for the rights offering, at (800) 737-3426. For a more complete description of this rights offering, see "The Rights Offering" section beginning on page S-29 of this prospectus supplement.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks. In addition, please read "Disclosure Regarding Forward-Looking Statements" in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to the Rights Offering

  You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in the price of uranium, our costs of doing business, operating results and cash flow, governmental legislation or regulation, as well as general economic and market conditions. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Our common stock is traded on the NASDAQ Capital Market under the symbol "URRE," and the last reported sales price of our common stock on the NASDAQ Capital Market on February 5, 2013 was $3.19 per share. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

  You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

        If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you (or your broker or other nominee) have received those shares. Although we will endeavor to issue the appropriate shares as soon as practicable after receipt of all required subscription materials, including full payment of the applicable subscription price, there may be some delay between the exercise date and the time that we issue the new shares. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

  The rights offering does not have a minimum amount of proceeds and there can be no assurance that stockholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to need substantial additional capital.

        There can be no assurance that any stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. In addition, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. If you exercise the basic subscription rights or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

  The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

        In determining the subscription price for the rights offering, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $2.55 per whole share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

  The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

        If the rights offering is deemed to be part of a "disproportionate distribution" under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders' tax basis in our common stock. A "disproportionate distribution" is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. Please see "Material United States Federal Income Tax Considerations" for further information on the treatment of the rights offering.

  Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

        We are conducting the rights offering to raise capital that we intend to use to support our business operations. While we currently expect to use most of the proceeds for this purpose, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

  If you do not fully exercise your subscription rights, your percentage ownership interest will be reduced, and our largest stockholder may significantly increase its relative ownership and voting interest in the Company to the extent our existing stockholders do not exercise their full subscription rights

        The rights offering may result in our issuance of up to approximately 5.1 million shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in us may be diluted.

        RCF has agreed, subject to certain conditions, to purchase $5.0 million of common stock, or approximately 2.0 million shares, in the rights offering and up to an additional $3.0 million of common stock, approximately 1.2 million shares, to the extent gross proceeds to us in the rights offering are less than $8.0 million after our other stockholders have exercised their basic subscription rights and over-subscription privileges. If RCF fulfills its purchase commitment and no other stockholders or warrant holders exercise their subscription rights, the beneficial ownership of RCF would increase from approximately 27.8% to 39.4%. Even if some but not all other stockholders exercise their subscription rights, if RCF fulfills its purchase commitment, its percentage ownership of our common stock will increase. See "The Rights Offering—RCF's Participation."

  The subscription rights are not transferable and there is no market for the subscription rights.

        You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

  We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

        We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

  If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

        Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

  We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

        Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus supplement, we will file an additional prospectus supplement describing such fundamental changes, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

  The rights offering may cause the price of our common stock to decrease.

        The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

Risks Related to Our Business

  Even if the rights offering is fully subscribed, we anticipate that we will have insufficient cash to fund our plan of operations for the twelve months ending December 31, 2013, and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

        We currently do not have sufficient cash to fund operations for the twelve months ending December 31, 2013. Even if the rights offering is fully subscribed, we will need to raise additional capital to fund our operations through December 31, 2013 and beyond. Additional financing may come in the form of an offering of common stock or other securities, sales of common stock pursuant to our at-the-market financing arrangement with BTIG LLC or borrowings from a bank or one of our stockholders. If additional shares are issued to raise capital, our existing stockholders will suffer dilution to their stock ownership and the value of our outstanding shares may fall. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. We have no commitments for additional financing and there can be no assurance that additional funds will be available when needed, or on terms acceptable to us, if at all. If adequate funds are not available we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop our properties. As a result, we would need to curtail business operations which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

  Because we are not currently producing uranium, we have limited liquidity.

        We had $2.9 million in cash at December 31, 2011 and $4.0 million at September 30, 2012. We also have an at-the-market financing arrangement with BTIG LLC pursuant to which we may raise up to an additional $9.0 million. While we believe that our cash on hand and the at-the-market financing arrangement will be sufficient to meet our liquidity requirements for the next 12 months, certain amounts of these financings will be dependent upon the Company's share price, market conditions and continued listing on the NASDAQ Capital Market, and there can be no assurance that such activities will result in the ability to raise the entire amount. In addition, the Company may require additional funding in order to integrate Neutron Energy, Inc. ("Neutron") following our recent acquisition of Neutron and cover Neutron's cash requirements. We do project that with the cash on hand and the Company's financing sources that we will be able to maintain our liquidity for the next twelve months. At such time, additional sources of cash will be required to further maintain our liquidity. The Company also expects that it will need to secure up to approximately $50 million in additional capital for the development of its Churchrock uranium project in New Mexico in advance of beginning development activities on the project. There can be no assurance that we will be able to raise sufficient funds under the ATM program or the funds necessary to allow the Company to move forward with its future development plans in New Mexico.

  We are not producing uranium at this time. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or have the ability to access additional sources of private or public capital, we may not be able to remain in business.

        We are not planning to commence production at any of our South Texas properties until we are able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. Our ability to begin plant construction and wellfield development in New Mexico in 2013 is subject to the receipt of necessary approvals for access to the property, availability of financing and activation of our permits and licenses. Our ability to initiate construction and development is dependent on resolution of access issues relating to Churchrock Section 8 (see "—The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations" below). Until we begin uranium production we have no way to generate cash inflows unless we monetize certain Company assets or through financing activities. In addition, our Vasquez project has been depleted of its economically recoverable reserves and our Rosita and Kingsville Dome projects have limited identified economically recoverable reserves. Our future uranium production, cash flow and income are dependent upon the results of exploration as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves.

        We will require additional financing in order to complete our plan of operations, including the integration of Neutron. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. The detrimental effects of the weak economy and cessation of production could result in material adverse effects on our business, revenues, operating results and prospects.

        In South Texas, our Vasquez project was mined out in 2008 and is now being restored. In October 2008, Rosita production was shut-in due to depressed pricing and technical challenges in the first new wellfield that made mining uneconomical. The decline in uranium prices throughout 2008 also led to a decision in October 2008 to defer new wellfield development at Rosita and Kingsville Dome. Production continued in two existing wellfields at Kingsville Dome and was completed in July 2009. While the Company has approximately 664,000 pounds of in-place proven uranium reserves at its South Texas properties, the Company is not planning to commence production at any of these properties until the Company is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. In New Mexico, the Company's ability to begin plant construction and wellfield development in 2013 is subject to receipt of necessary approvals for access to the property, availability of financing and activation of the Company's permits and licenses.

  Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        In addition to ceasing all production, we have deferred activities for exploration, delineation and development of new wellfields at all of our South Texas projects except for the Los Finados project. This decision limits our ability to be immediately ready to begin production should uranium prices improve suddenly. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

  The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations.

        In April 2005, the Navajo Nation ("Nation") Council passed the Diné Natural Resources Protection Act of 2005, 18 Navajo Nation code §1303, which prohibits uranium mining and processing on any sites within "Navajo Indian Country" as defined by 7 Navajo Nation Code § 254(A). The ban may impede or prevent us from developing and operating our properties located in federally defined Indian Country for two reasons. First, the Navajo Nation takes a more expansive view of its own jurisdiction over "Navajo Indian Country" than does current federal law. Specifically, 7 N.N.C. § 254(A) provides that the term "Navajo Indian Country" applies to all land within the exterior boundaries of the Navajo Indian Reservation or of the Eastern Navajo Agency, Navajo Indian allotments, dependent Indian communities, and all land held in trust for, owned in fee by, or leased by the United States to the Navajo Nation. This may conflict with federal law as codified by Congress and interpreted by the federal courts. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under the federal Indian Country statute, 18 U.S.C. § 1151, and understood to encompass territory situated within Indian reservations, land owned by Indian allottees, and land within a dependent Indian community. Second, while the United States Court of Appeals for the Tenth Circuit has specifically held, en banc, that the Company's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 32.5% of our in-place mineralized uranium material is located elsewhere in federally defined Indian Country. Consequently, with respect to the Navajo Nation, our ability to mine will be adversely affected unless Navajo law is modified or a waiver or other exemption is provided.

        In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012 which would prohibit the transport across Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Nation lands unless the transporter has first (i) obtained Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency ("NNEPA") to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Nation lands or otherwise within Navajo Indian Country. The Act, which may conflict with federal laws and regulations governing the transport of radioactive materials, could have a material adverse effect on our future operations, including our ability to transport equipment and personnel to and from our properties and to transport resin from New Mexico to our processing facilities in Texas.

        In April 2012, the Nation's Division of Natural Resources issued a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "NOV") against the Company's subsidiary Hydro Resources, Inc. ("HRI"). The NOV assessed a $50 civil assessment for alleged trespass on Section 9, Township 16 North, Range 16 West, N.M.P.M. ("Section 9"), which is land held in trust by the United States for the benefit of the Nation ("Trust Lands"). The NOV stated that HRI's Section 8 Churchrock property cannot be reached from New Mexico State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The NOV demanded that HRI cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI either (i) provided documentation of a validly existing right-of-way or easement; or (ii) obtained an appropriate right-of-way from the Nation. In July 2012, HRI and the Nation resolved the NOV by entering into a Temporary Access Agreement (the "Agreement"). Under the terms of the Agreement, HRI and its contractors may now access Section 8 through either Section 9 or 17 to support site visits by the Nuclear Regulatory Commission and to satisfy other administrative permitting and licensing requirements related to the Churchrock Project. The Agreement does not extend to construction-related or earth-disturbing activities. HRI has further agreed to remediate any radioactive contamination now existing on Sections 8 and 17 surface lands created by prior operators prior to commencing mining operations on Section 8. Under the terms and for the duration of this Agreement, HRI has agreed to the jurisdiction of the Navajo Nation with respect to the subject matter of the Agreement. HRI and the Nation are now actively engaged in confidential settlement negotiations in order to determine effective compliance with the remediation requirement included in the Agreement, including applicable clean-up standards, enforcement, and waste disposal, and to address longer-term surface access to the entire licensed Project site consistent with applicable law. If further agreement with the Nation is not reached, the Company's development plan could be materially adversely affected.

  Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involve significant risks. It is impossible to ensure that the current and future exploration programs on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs, and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

  The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact the Company in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

  The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

  The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

  We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of our uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. We have no immediate plans to build, nor are we aware of any third party's plan to build, a mill in New Mexico and there can be no guarantee that a mill will be built. In the event that a mill is not built, a substantial portion of our uranium may not be able to be mined. Our inability to mine this portion of our uranium in New Mexico would have a material adverse effect on future operations.

  We do not have a committed source of financing for the development of our New Mexico Properties, including the Churchrock Property, which is the property we expect to develop first in New Mexico.

        The Company is evaluating a number of alternatives for the development of its Churchrock uranium project in New Mexico, including staged development. The Company expects that it will need to secure up to approximately $50 million in additional capital for the full development of the project. We do not have a committed source of financing for the development of our Churchrock property. There can be no assurance that we will be able to obtain financing for this project or our other New Mexico projects. Our inability to develop the New Mexico properties would have a material adverse effect on our future operations.

  Our operations are subject to environmental risks.

        We are required to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the NNEPA, as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. Mining operations may be subject to other laws administered by the USEPA and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delays in our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or our exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

  Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

  Our inability to obtain financial surety would threaten our ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in Texas and New Mexico. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral equal to the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

  Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our uranium production also competes with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on our results of operations.

  Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

        Because we have limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

  Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

  Approximately 35.0% of our common stock is controlled by two significant stockholders and management.

        As of January 28, 2013, approximately 33.0% of our common stock is controlled by two significant stockholders, including approximately 27.8% controlled by RCF and 5.2% controlled by RMB Australia Holdings Limited ("RMB"). In addition, as of January 28, 2013, our directors and officers are the beneficial owners of approximately 2.0% of our common stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. Under a stockholders' agreement between RCF and the Company, RCF is entitled to have two designees placed in nomination for a seat on the Company's board of directors at the 2013 annual meeting, up from one designee at the 2012 annual meeting, and RCF has the right to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock. Such ownership by the Company's principal stockholders, executive officers and directors, and the terms of the stockholders' agreement with RCF, may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

  Our common stock is subject to delisting, and we may not be able to maintain our listing on the NASDAQ Capital Market.

        The Company's common stock is currently traded on the NASDAQ Capital Market. On January 17, 2012, we received notice from NASDAQ that we had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days. The Company was provided a "compliance period" of 180 calendar days to regain compliance with the applicable NASDAQ requirements. On July 17, 2012, the Company received notice from NASDAQ that it was granted an additional compliance period of 180 calendar days to regain compliance with NASDAQ's $1.00 bid price per share rule. Following the expiration of the additional compliance period, on January 15, 2013, NASDAQ issued a staff determination letter notifying the Company that its securities will be subject to delisting from the NASDAQ Stock Market. In accordance with NASDAQ rules, the Company requested a hearing with the NASDAQ Hearing Panel to appeal the determination letter, which has stayed the action until the Company has completed the hearing and the Hearing Panel has issued its decision. On January 22, 2013, we effected a one-for-ten reverse stock split to regain compliance with the $1.00 minimum bid price requirement. See "Prospectus Supplement Summary—Recent Developments—Reverse Stock Split." We believe that we regained full compliance with all NASDAQ listing requirements on or about February 5, 2013 and, based on discussions with NASDAQ staff, we expect the pending action to be terminated shortly. If our common stock is delisted from NASDAQ, a reliable trading market for the Company's securities could cease to exist, the market price of our common stock could be negatively impacted, and we could face difficulty raising additional capital. In addition, there may be negative tax consequences if our common stock is delisted from NASDAQ and a reliable trading market is not found.

  The availability for sale of a large amount of shares may depress the market price of our common stock.

        As of January 28, 2013, approximately 16.2 million shares of our common stock were outstanding, all of which, except for the shares owned by RCF, RMB and Roth Capital Partners, LLC are freely transferable, some of which are subject to a registration rights agreement. As of January 28, 2013, approximately 0.4 million shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants. The availability for sale of a large amount of shares by any one or several stockholders may depress the market price of our common stock and impair our ability to raise additional capital through the public sale of common stock. We have no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of our common stock of the sale by them of their shares.

  Terms of subsequent financings may adversely impact our stockholders.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. We currently have no authorized preferred stock. Depending on the type and the terms of any financing we pursue, stockholders' rights and the value of their investment in our common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

  Our stockholders could be diluted if we were to use common stock to raise capital.

        As previously noted, we may need to seek additional capital in the future to satisfy our working capital requirements. This financing could involve one or more types of securities including common stock, convertible debt, preferred stock or warrants to acquire common or preferred stock. These securities could be issued at or below the then prevailing market price for our common stock. Any issuance of additional shares of our common stock could be dilutive to existing stockholders and could adversely affect the market price of our common stock.

  The benefits of integrating the Company and Neutron may not be realized.

        The Company acquired Neutron on August 31, 2012, through the merger of URI Merger Corporation, a wholly-owned subsidiary of the Company, with and into Neutron, with Neutron surviving the merger as an indirect wholly-owned subsidiary of the Company. To be successful after the merger, the Company will need to combine and integrate the operations of the Company and Neutron into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot integrate our and Neutron's businesses successfully, we may fail to realize the expected benefits of the merger.

  If the Company fails to implement an effective system of internal controls with respect to Neutron after the merger, it may not be able to accurately report its financial results or prevent fraud and, as a result, its business could be harmed and current and potential stockholders could lose confidence in the Company, which could cause the Company's value to fall.

        If the Company is not able to establish and maintain effective internal controls with respect to Neutron in a timely manner following the merger or with adequate compliance, it may not be able to accurately report the financial results of the combined company or prevent fraud and might be subject to sanctions or investigation by, among others, the NASDAQ Capital Market. Any such action could harm its business or investors' confidence in the Company, and could cause its stock price to fall.

USE OF PROCEEDS

        We estimate that the maximum net proceeds we will receive from the rights offering will be approximately $12.7 million after deducting estimated offering expenses. We intend to use the net proceeds from the rights offering to repay amounts outstanding under the Bridge Loan and terminate the Bridge Loan Agreement. See "Prospectus Supplement Summary—Recent Developments—RCF Bridge Loan and Standby Purchase Agreement." All net proceeds of this offering not used to repay the Bridge Loan will be used for general corporate purposes.

        The Bridge Loan carries an annualized interest rate of 10% and will mature on the earlier of the closing of the rights offering or June 28, 2013. As of February 5, 2013, $5.0 million was outstanding under the Bridge Loan.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2012:

  •
  on an actual basis;

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  on an as adjusted basis to give effect to the borrowing of $5.0 million by the Company on December 18, 2012 pursuant to the Bridge Loan (see "Prospectus Supplement Summary—Recent Developments—RCF Bridge Loan and Standby Purchase Agreement"); and

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  on an as further adjusted basis to give effect to the sale of all 5,098,039 shares of common stock offered in the rights offering and application of net proceeds as described in "Use of Proceeds."

        The information below is not necessarily indicative of what our capitalization would have been had these transactions been completed on September 30, 2012. As-adjusted balances are subject to change based upon final participation in the rights offering. This table should be read in conjunction with our consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, which is incorporated by reference herein.

	As of September 30, 2012
	Actual	As Adjusted	As Further Adjusted
	(in thousands, unaudited)
Cash and cash equivalents	$3,978	$8,978	$16,678

Long-term capital leases, less current portion	26	26	26
Bridge Loan	—	5,000	—
Other long-term debt	450	450	450

Total long-term debt and capital leases	476	5,476	476
Stockholders' equity:
Common stock	16	16	21
Paid in capital	206,189	206,189	218,884
Accumulated deficit	(158,066)	(158,066)	(158,066)
Less Treasury stock (3,813 shares), at cost	(9)	(9)	(9)

Total stockholders' equity	48,130	48,130	60,830

Total capitalization	$48,606	$53,606	$61,306

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the NASDAQ Capital Market under the symbol "URRE." The last reported sale price of our common stock on February 5, 2013 on the NASDAQ Capital Market was $3.19 per share. The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported on the NASDAQ Capital Market.

	High	Low
Year Ended December 31, 2011:
First Quarter	$35.90	$13.70
Second Quarter	22.30	13.80
Third Quarter	18.10	6.70
Fourth Quarter	14.70	5.20
Year Ended December 31, 2012:
First Quarter	$12.10	$7.30
Second Quarter	9.40	6.00
Third Quarter	8.50	3.90
Fourth Quarter	5.20	3.00
Year Ended December 31, 2013:
First Quarter (through February 5, 2013)	$6.00	$3.10

        Following the close of trading on January 22, 2013, the Company effected a one-for-ten reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the NASDAQ Capital Market on a split-adjusted basis upon the open of trading on January 23, 2013. The high and low sale prices for our common stock presented in the foregoing table give effect to the reverse stock split.

        We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

THE RIGHTS OFFERING

Reasons for the Rights Offering

        We are engaging in this rights offering because it will allow us to fund general corporate expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and opportunities that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement.

        Our board of directors has approved the rights offering as a cost-effective manner of raising capital that allows all stockholders and warrant holders to participate. Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering (and over-subscription privilege) if they do not exercise their subscription rights in full.

        Neither we nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights.

The Subscription Rights

        We are distributing, at no charge, one non-transferable subscription right for each one share of our common stock owned or subject to an outstanding warrant on the rights offering record date, which was 5:00 p.m., Eastern Standard Time, on January 28, 2013, for a total of approximately 16.2 million subscription rights. The subscription rights will be evidenced by non-transferable subscription rights agreements. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege. Fractional shares of our common stock will not be issued in this rights offering. The exercise price pursuant to the subscription privilege is $2.55 for each whole share of our common stock purchased.

        We have not engaged an underwriter in connection with this rights offering.

        If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading "—Beneficial Owners."

Subscription Privileges

        Your subscription rights entitle you to a basic subscription right and an over-subscription privilege.

  Basic Subscription Right

        The basic subscription right entitles you to purchase 0.3119 of a share of our common stock per subscription right held, upon delivery of the required documents and payment of the applicable subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription right, in full or in part, unless you wish to also purchase shares under your over-subscription privilege described below.

  Over-subscription Privilege

        The subscription rights include an over-subscription privilege relating to shares of our common stock. The over-subscription privilege entitles you, subject to the availability and pro rata allocation of share among other persons exercising this over-subscription privilege, to purchase up to that number of shares of our common stock offered in the rights offering which are not purchased by other rights holders pursuant to their basic subscription rights, upon delivery of the required documents and payment of the applicable subscription price per share prior to the expiration time. You will be permitted to purchase shares of our common stock pursuant to your over-subscription privilege only if you exercise your basic subscription rights with respect to our common stock in full and only if other holders of subscription rights do not exercise their basic subscription rights in full. If you wish to exercise your over-subscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares of common stock offered in the rights offering, less the number of shares you may purchase under your basic subscription rights. We will not be able to satisfy your exercise of the over-subscription privilege if all of our rights holders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription rights.

        You must exercise your over-subscription privilege at the same time as you exercise your basic subscription rights in full.

  Pro Rata Allocation

        If there are not enough shares of our common stock to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the shares that are available for purchase under the over-subscription privilege pro rata (subject to the elimination of fractional shares) among those rights holders who exercise their over-subscription privilege. Pro rata means in proportion to the number of shares of our common stock held or that were subject to warrants held as of the record date that you and the other holders of subscription rights having exercised the basic subscription rights in full held at the record date divided by the number of shares of our common stock outstanding or issuable upon the exercise of warrants at the record date, in each case without giving effect to the number of shares subscribed for under the basic subscription rights. If there is a need to prorate the exercise of subscription rights pursuant to the over-subscription privilege and the proration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic subscription rights and over-subscription privileges. We will allocate the remaining shares among all other rights holders exercising their over-subscription privileges.

  Full Exercise of Basic Subscription Rights

        You may exercise your over-subscription privilege only if you exercise, in full, your basic subscription rights for all subscription rights represented by a single subscription rights agreement. The number of shares covered by your subscription rights and the aggregate purchase price for the full exercise of such subscription rights are set forth in the form of subscription rights agreement accompanying this prospectus supplement. To exercise your subscription rights, your completed agreement and payment must be received by us by February 27, 2013, unless such date is extended.

        To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity under a single subscription rights agreement. For example, if you were granted subscription rights under a single subscription rights agreement for shares of our common stock you own individually and rights under a single subscription rights agreement for shares you own jointly with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights in order to exercise your over-subscription privilege with respect to those subscription rights. You do not have to subscribe for any shares under the basic subscription rights owned jointly with your spouse to exercise your individual over-subscription privilege.

  Shares held by Rights Holder in "Street Name"

        If you will own your shares of our common stock through your broker, dealer or other nominee holder, and you wish for them to exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

  •
  the series and number of shares of our common stock held on the rights offering record date on your behalf;

  •
  the number of subscription rights you exercised under your basic subscription rights;

  •
  that your entire basic subscription right held in the same capacity has been exercised in full; and

  •
  the number of shares of our common stock you subscribed for pursuant to the over-subscription privilege.

        Your nominee holder must also disclose to us certain other information received from you.

  Return of Excess Payment

        If you exercise your over-subscription privilege and are allocated less than all of the shares of our common stock for which you subscribed, the funds you paid for those shares of our common stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

  No Fractional Shares

        We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share to ensure that we offer no more than 5,098,039 shares of common stock in the rights offering, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

  Limitation on the Purchase of Shares

        The maximum number of shares available in the over-subscription privilege is limited to the maximum number of shares of common stock offered in the rights offering, less the number of shares purchased under the basic subscription rights.

Exercising Your Subscription Rights

  Subscription Materials

        Subscription materials, including subscription rights agreement accompanying this prospectus supplement, will be made available to stockholders of record upon the commencement of the rights offering. You may exercise your subscription rights by delivering to the subscription agent before the expiration time:

  •
  your properly completed and executed subscription rights agreement, with any required signature guaranteed, evidencing the exercised subscription rights with any required other supplemental documentation; and

  •
  your payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription rights and the over-subscription privilege.

        Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the subscription rights agreement within three business days after the delivery of such notice of guaranteed delivery using the guaranteed delivery procedures described below under the heading "—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures." You must, in any event, provide payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription rights and the over-subscription privilege to the subscription agent before the expiration time.

  Payment of Subscription Price

        Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by (i) cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in "—Delivery of Subscription Materials and Payment" or (ii) wire transfer of immediately available funds directly into the account maintained by Corporate Stock Transfer, Inc., (as Subscription Agent for the Company) for purposes of accepting subscriptions in this rights offering at Key Bank, 1675 Broadway, Suite 300, Denver, CO 80202, ABA # 307070267, Account # 765071004574 Corporate Stock Transfer as Rights Agent for Uranium Resources, Inc., with reference to the subscription rights holder's name.

        The subscription agent will not accept non-certified checks drawn on personal or business accounts. The subscription agent will accept payment only by certified check, cashier's check or wire transfer.

        Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of immediately available funds sent by wire transfer, or a cashier's or certified check drawn upon a United States bank payable to the subscription agent.

        Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no rights holder other than you has purchased any shares of our common stock pursuant to their basic subscription rights and over-subscription privilege.

        The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of subscription rights until we issue to you your shares of common stock or return your overpayment, if any. We will retain any interest earned on the cash funds held by the subscription agent prior to the earlier of the consummation or termination of the rights offering.

  Calculation of Rights Exercise; Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription rights with respect to the maximum number of subscription rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of shares of common stock available to you pursuant to your over-subscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

  Instructions for Completing the Subscription Rights Agreement

        You should read and follow the instructions accompanying the subscription rights agreement carefully. If you want to exercise your subscription rights, you must send your completed and executed subscription rights agreement, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the subscription rights agreement, any other documentation or payment to us. Any subscription rights agreement and other items received by us will be returned to the sender as promptly as possible.

        You are responsible for the method of delivery of subscription rights agreement, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights agreement and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and receipt of payment prior to the expiration time.

        We will not consider your subscription received until the subscription agent has received (i) delivery of a properly completed and executed subscription rights agreement and (ii) payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

Delivery of Subscription Materials and Payment

        You should deliver the subscription rights agreement and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation by hand delivery, first class mail or overnight courier service to:

Corporate Stock Transfer, Inc.
Attn: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

  Guaranteed Delivery Procedures

        If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights agreement evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by the following guaranteed delivery procedures, or notice of guaranteed delivery:

  •
  provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription rights and the over-subscription privilege to the subscription agent before the expiration time;

  •
  deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

  •
  deliver the properly completed subscription rights agreement evidencing the subscription rights being exercised, with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was delivered to the subscription agent.

        Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of Uranium Resources, Inc. Subscription Rights Agreement" distributed to you with your subscription rights agreement.

        Your notice of guaranteed delivery must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless you are an eligible institution.

        You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings and loan association, credit union or broker dealer—that participates in one of the following Medallion signature guarantee programs:

  •
  Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions;

  •
  Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies; and

  •
  New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

        If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

        In your notice of guaranteed delivery you must state:

  •
  your name;

  •
  the number of subscription rights represented by your subscription rights agreement, the number of shares of common stock you are subscribing for pursuant to the basic subscription rights, and the number of shares of common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

  •
  your guarantee that you will deliver to the subscription agent any subscription rights agreement identifying the subscription rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights agreement at the addresses set forth under "—Delivery of Subscription Materials and Payment" above.

        The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. You should call Regan & Associates, Inc. at (800) 737-3426 to request additional copies of the form of notice of guaranteed delivery.

  Notice to Nominees

        If you are a broker, a dealer, a trustee or a depositary for securities who will hold shares of our common stock for the account of others as a nominee holder on the record date, you should notify the respective beneficial owners of those shares of the issuance of the subscription rights as soon as possible to find out the beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights agreements and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the rights offering record date, so long as the nominee submits the appropriate subscription rights agreements and proper payment to the subscription agent.

  Beneficial Owners

        If you will be a beneficial owner of shares of our common stock and subscription rights that you hold through a nominee holder on the record date, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, dealer or other nominee act for you. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a subscription rights agreement. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the February 27, 2013 expiration date that we have established for the rights offering. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other subscription materials.

  Procedures for DTC Participants

        If you will be a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder on the record date, you may, upon proper showing to the subscription agent, exercise your beneficial owners' basic and over-subscription privileges through DTC. Any subscription rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC's PSOP Function on the "agents subscription over PTS" procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

Determinations Regarding the Exercise of Subscription Rights.

        We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the subscription rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of subscription rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "—Regulatory Limitation; State and Foreign Jurisdiction" below.

Expiration of the Rights Offering and Extensions, Amendments and Termination

        You may exercise your subscription rights at any time before 5:00 p.m., Eastern Standard Time, on February 27, 2013, the expiration date of the rights offering, unless extended.

        If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will no longer be exercisable and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless you have used the guaranteed delivery procedures described under "—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures."

        Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law. We may extend the expiration of the rights offering for additional periods ending no later than March 12, 2013 by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

        Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, we will amend this prospectus supplement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and distribute an updated prospectus supplement. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to distribute updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

No Revocation or Change

        Once you submit the form of subscription rights agreement to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we make a fundamental change to the terms set forth in this prospectus supplement, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may also terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the rights holders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Regulatory Limitation: State and Foreign Jurisdiction

        We will not be required, and we reserve the right, to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

        We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed (i.e. subscription accepted and subscribed shares delivered) or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if there is a fundamental change to the rights offering. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you.

Transferability of Subscription Rights

        The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Issuance of Common Stock

        Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of common stock purchased by you in the rights offering as soon as practicable after the expiration of the rights offering. The subscription agent will effect delivery of the subscribed for shares of our common stock through the subscription agent's book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder's subscribed for shares of our common stock and the method by which the subscribing holder may access its account and, if desired, trade its shares. The statement of holdings will also detail the method by which rights holders may request to receive shares of our common stock in certificated form.

Stockholder Rights

        You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until shares are delivered via the book-entry registration statement or in certificated form. Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your subscription rights. Unless otherwise instructed in the subscription rights agreement, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

Subscription Price

        In determining the subscription price, our board of directors considered recent closing sales and volume weighted average prices for our common stock and a number of other factors, including: the likely cost of capital from other sources, the price at which our stockholders and warrant holders might be willing to participate in the rights offering, our need for liquidity and capital and the desire to provide an opportunity to our stockholders and warrant holders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at $2.55 per whole share, representing a discount of approximately 20% to the last reported sales price of $3.19 per share on February 5, 2013, the last trading day before the printing of this prospectus supplement, and approximately 32% to the last reported sales price of $3.77 on the record date for the rights offering. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your rights.

No Board Recommendation

        Neither we, our board of directors nor any other person make any recommendation to you regarding whether you should exercise your subscription rights. You are urged to make your decision based on your evaluation of your own best interests and assessment of our business and the rights offering, after considering all of the information herein, including the risks set forth in the section of this prospectus supplement entitled "Risk Factors."

Shares of Our Common Stock Outstanding After the Rights Offering

        Assuming that the rights offering is fully subscribed and that no outstanding options or warrants are exercised prior to the expiration of the rights offering, we expect that there will be approximately 21.3 million shares of our common stock outstanding immediately after completion of the rights offering.

Listing

        The subscription rights will not be listed or quoted for trading on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be available for trading on the NASDAQ Capital Market under the symbol "URRE."

Subscription Agent

        The subscription agent for this offering is Corporate Stock Transfer, Inc. The address to which subscription documents, subscription rights agreements and subscription payments should be mailed or delivered by hand delivery, first class mail or overnight courier service is:

Corporate Stock Transfer, Inc.
Attention: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

        If you deliver subscription documents or subscription rights agreements in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your subscription rights.

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus supplement, the accompany prospectus or any other documents to Regan & Associates, Inc., the information agent for the rights offering, at (800) 737-3426.

Fees and Expenses

        We will pay no commission or remuneration of any kind, other than fees charged by the subscription agent and the information agent, to any person in connection with the distribution of the subscription rights or the sale of common stock upon exercise of such rights under the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

RCF's Participation

        On December 17, 2012, the Company and RCF entered into a Standby Purchase Agreement (the "Standby Purchase Agreement") pursuant to which RCF has agreed, subject to certain conditions, to purchase $5.0 million of common stock, or approximately 2.0 million shares, in the rights offering and up to an additional $3.0 million of common stock, or approximately 1.2 million shares, to the extent gross proceeds to the Company in the rights offering are less than $8.0 million after the Company's other stockholders have exercised their basic subscription rights and over-subscription privileges. RCF may satisfy the purchase price for common stock purchased in the rights offering in cash or by offset against the amounts outstanding under the Bridge Loan. RCF's obligations under the Standby Purchase Agreement terminate if, among other things, (i) the Company is in default under the Bridge Loan Agreement, (ii) the Company's common stock is suspended or delisted from the NASDAQ Capital Market or (iii) the closing of the rights offering has not occurred by March 15, 2013.

        If RCF fulfills its purchase commitment and no other stockholders exercise their subscription rights, the beneficial ownership of RCF would increase from approximately 27.8% to 39.4%. Even if some but not all other stockholders exercise their subscription rights, if RCF fulfills its purchase commitment, its percentage ownership of our common stock will increase. You should not rely on the indications of interest by RCF to participate in this rights offering as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

        The foregoing description is only a summary and is subject to, and qualified in its entirety by the Standby Purchase Agreement, which is filed as an exhibit to the Company's current report on Form 8 K filed on December 19, 2012 and incorporated by reference herein. See "Information Incorporated of Reference" on page S-48 of this prospectus supplement.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership, as of January 28, 2013, of our common stock by (i) persons known by the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and officers as a group.

        Applicable percentage ownership is based on 16.2 million shares of common stock outstanding at January 28, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 28, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address of each beneficial owner listed in the table is c/o Uranium Resources, Inc., 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Resource Capital Fund V L.P.(1) 1400 Sixteenth Street, Suite 200 Denver, CO 80202	4,506,749	(2)	27.8%
RMB Australia Holdings, Ltd. Level 13, 60 Castlereagh Street Sydney, NSW 2000 Australia	844,405	(3)	5.2%
Paul K. Willmott	117,957	(4)	*
Terence J. Cryan	47,700	(5)	*
Marvin K. Kaiser	28,500	(6)	*
John H. Pfahl	5,000	(7)	*
Mark K. Wheatley	—		*
Richard Van Horn	62,624	(8)	*
Thomas H. Ehrlich	64,900	(9)	*
Mark S. Pelizza	58,121	(10)	*
Mathew F. Lueras	5,118	(11)	*
All executive officers and directors as a group (9 individuals)	409,892	(12)	2.5%

*
Less than one percent.

(1)
The general partner of RCF is Resource Capital Associates V L.P. ("Associates V"). The general partner of Associates V is RCA V GP Ltd. ("RCA V"). Each of RCF, Associates V and RCA V may be deemed to have sole voting and dispositive power over, and therefore beneficial ownership of, the shares listed. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the Common Stock, except to the extent of each of their pecuniary interest therein. Such information is based upon a Schedule 13D filing dated December 17, 2012.

(2)
Includes 5,000 shares owned by John H. Pfahl. Pursuant to a Stockholders' Agreement between RCF and the Company, so long as RCF and its affiliates own or hold shares of Common Stock which in the aggregate exceeds 5% of our issued and outstanding Common Stock, RCF will be entitled to have one designee placed in nomination for a seat on the Board. At our 2012 annual meeting, the Board nominated Mr. Pfahl, who had been identified by RCF as its designee, and Mr. Pfahl was elected as a director at that meeting. Mr. Pfahl is an associate at RCF and by virtue of such relationship, RCF may be deemed to share voting and investment control over the shares owned by Mr. Pfahl.

(3)
Gregory Steven Gay, Arnold Vogel and Michael Louis Schonfeld are each a director of RMB Australia Holdings, Ltd. and exercise the voting and dispositive powers with regard to the Common Stock held by RMB Australia Holdings, Ltd. Such information is based upon a Schedule 13D filing dated October 11, 2012 and additional shares acquired by of RMB Australia Holdings, Ltd. in connection with the Company's acquisition of Neutron Energy, Inc.

(4)
Includes 56,666 shares that may be acquired by Mr. Willmott through the exercise of stock options.

(5)
Includes 29,166 shares that may be acquired by Mr. Cryan through the exercise of stock options and 100 shares held through the IRA of Mr. Cryan's spouse.

(6)
Includes 14,166 shares that may be acquired by Mr. Kaiser through the exercise of stock options.

(7)
Excludes shares owned by RCF. Mr. Pfahl does not exercise any voting or investment control over such shares and disclaims any beneficial ownership therein.

(8)
Includes 40,000 shares that may be acquired by Mr. Van Horn through the exercise of stock options.

(9)
Includes 40,000 shares that may be acquired by Mr. Ehrlich through the exercise of stock options and 1 share indirectly owned as custodian for Sean M. Ehrlich.

(10)
Includes 40,000 shares that may be acquired by Mr. Pelizza through the exercise of stock options.

(11)
Includes 3,333 shares that may be acquired by Mr. Lueras through the exercise of stock options.

(12)
Includes 179,767 shares held by the directors and executive officers and 230,125 shares issuable upon exercise of stock options.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold subscription rights or common stock as part of a hedge against currency or interest rate risks or that hold subscription rights or common stock as part of a straddle, conversion transaction, or other integrated investment, persons that hold subscription rights or common stock pursuant to our warrants, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction or any U.S. federal estate, gift, or alternative minimum tax consequences. Except where noted, this summary deals only with subscription rights and common stock issued upon exercise of subscription rights, in each case, held as capital assets within section 1221 of the Code.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of subscription rights or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the purchase, ownership, and disposition of our subscription rights or common stock.

        A HOLDER OF COMMON STOCK AND/OR SUBSCRIPTION RIGHTS IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO ITS PARTICULAR SITUATION AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION.

Taxation of U.S. Holders Receiving the Rights

  Receipt of Subscription Rights

        Your receipt of subscription rights pursuant to the rights offering should be treated as a non-taxable distribution for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire common stock will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A U.S. holder of the Company's common stock or warrants who receives a right to acquire common stock generally will be treated as having received a taxable dividend if such holder's proportionate interest in the earnings and profits or assets of the corporation is increased and any other holder receives a distribution of cash or other property. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a U.S. holder for U.S. federal income tax purposes.

        This position, however, is not binding on the Internal Revenue Service (the "IRS") or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to U.S. holders of the Company's common stock as a dividend to the extent of the holder's pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The remaining discussion assumes that the subscription right issuance will be treated as a non-taxable distribution for U.S. federal income tax purposes under Section 305 of the Code.

  Tax Basis and Holding Period of the Subscription Rights

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the respective fair market values of the existing shares of common stock and the subscription rights determined on the date you receive the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

        However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

        The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances.

        Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

  Expiration of Subscription Rights

        If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you should reallocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to your existing shares of common stock.

Taxation of the Company with Respect to the Rights

        We will not recognize any gain, other income, or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of the Company's common stock upon exercise of the subscription rights.

Taxation of U.S. Holders with Respect to the Exercise of Rights

        Generally, you will not recognize gain or loss on the exercise of subscription rights and the related receipt of a share of common stock. Your tax basis in a new share of common stock acquired when you exercise subscription rights will be equal to the sum of (a) your adjusted tax basis in the subscription rights, if any, plus (b) the subscription price paid for such share. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Taxation of U.S. Holders with Respect to the Company's Common Stock

  Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of the Company's common stock) in respect of the Company's common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that we make distributions on shares of the Company's common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce your adjusted tax basis in your shares of the Company's common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of your adjusted tax basis in the shares will be taxable as gain from the sale or other disposition of common stock, as described below.

        Subject to certain exceptions, dividends received by certain non-corporate U.S. holders during taxable years beginning after December 31, 2012 will be taxed at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains).

        To the extent that we pay a portion of a dividend in shares of the Company's common stock, you may be required to pay tax on the entire amount distributed, including the portion paid in shares of the Company's common stock, in which case you might be required to pay the tax using cash from other sources. If you sell the shares of common stock that you receive as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, you will incur additional taxable gain and possibly additional tax liability.

  Sale or other disposition of common stock

        If you sell or otherwise dispose of your shares of common stock, you will generally recognize capital gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property you receive and (b) your tax basis in the shares of common stock sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if your holding period for the common stock at the time of the sale or other disposition exceeds one year. After December 31, 2012, long-term capital gain recognized by a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%. Your ability to offset ordinary income with capital losses is subject to limitations.

  Additional Tax on Passive Income

        For taxable years beginning after December 31, 2012, recently-enacted legislation will impose a 3.8% Medicare tax on the net investment income (which includes, among other things, taxable dividends and net gain from a disposition of the Company's common stock) of certain U.S. individuals, trusts, and estates whose income exceeds certain thresholds. If you are a U.S. holder that is an individual, estate, or trust, you should consult your tax advisors regarding the application of this additional tax in your particular circumstances.

Information Reporting and Backup Withholding

        In general, payments made to you on, or payments of proceeds from the sale of other disposition of, shares of common stock may be subject to information reporting to the IRS. In addition, backup withholding at the statutory rate may apply to the amount paid to certain holders who are not "exempt" recipients. Currently the backup withholding statutory rate is 28%. "Exempt" recipients (including, among others, corporations) must establish their entitlement to an exemption by providing their taxpayer identification number or otherwise complying with the backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is provided to the IRS in a timely manner.

PLAN OF DISTRIBUTION

        We are offering shares of our common stock directly to you pursuant to the rights offering. We have not engaged, nor do we intend to engage, any underwriter, broker, dealer, placement agent or finder in connection with this rights offering. Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will be reimbursed only for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of the Company may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

        On or about February 7, 2013, we will distribute the rights, subscription rights agreements and copies of this prospectus supplement and the accompanying prospectus to individuals who owned shares of common stock or warrants on the record date. If you wish to exercise your rights and purchase shares of common stock, you should complete the subscription rights agreement and return it with payment for the shares of common stock, to the subscription agent, Corporate Stock Transfer, Inc., by hand delivery, first class mail or overnight courier service at the following address:

Corporate Stock Transfer, Inc.
Attention: Operations Department
3200 Cherry Creek South Drive, Suite 430
Denver, Colorado 80209

        If you have any questions, you should contact Regan & Associates, Inc., the information agent for the rights offering, at (800) 737-3426.

        We have agreed to pay a fee plus certain expenses to the subscription agent and information agent, which we estimate will total approximately $0.1 million in the aggregate. We estimate that our total expenses in connection with the rights offering will be approximately $0.3 million.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus supplement and certain U.S. federal income tax matters will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Uranium Resources, Inc. for each of the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

        The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

        The information related to Neutron's properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project including non-reserve mineralized material incorporated by reference in this prospectus and registration statement is included in reliance on the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer: (i) the Technical Report on the Uranium Resources at The Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, and has been incorporated by reference herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company's website is www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate information into this prospectus supplement "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about the Company and its financial condition, business and results.

        We are incorporating by reference the Company's filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange

Act on or after the date we file this prospectus supplement and prior to the termination of the notes offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

  •
  Current Reports on Form 8-K, as filed with the SEC on January 9, 2012, January 23, 2012, March 2, 2012, March 5, 2012, March 7, 2012, March 9, 2012, March 30, 2012, April 4, 2012, April 11, 2012, May 14, 2012, May 17, 2012, June 7, 2012, June 22, 2013, July 17, 2012, July 31, 2012, August 9, 2012, August 24, 2012, August 30, 2012, September 5, 2012, September 7, 2012, September 26, 2012, October 3, 2012, November 5, 2012, November 9, 2012, December 19, 2012, January 3, 2013, January 7, 2013, January 16, 2013, January 17, 2013, January 22, 2013, January 28, 2013 and February 7, 2013 (specifically excluding the information in any such Form 8-K furnished under Item 7.01 and the exhibits furnished thereto); and

  •
  the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

        We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
Attn: Thomas H. Ehrlich
(972) 219-3330

        If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus supplement, the accompanying prospectus or any other documents, please contact Regan & Associates, Inc., the information agent for the rights offering, at (800) 737-3426.

PROSPECTUS

$50,000,000.00

Common Stock
Warrants
Units

Uranium Resources, Inc.

        We may offer and sell, from time to time, in one or more offerings, together or separately, in one or more series or classes, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $50,000,000.00. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the specific terms of the securities being offered and specific information about that offering. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering.

        Our common stock, $0.001 par value per share ("Common Stock"), is currently traded on the NASDAQ Capital Market under the symbol "URRE." On June 8, 2011, the last reported sale price of our Common Stock was $1.65.

        We may sell our securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. For additional information on the method of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 16.

        Investing in our securities involves a high degree of risk. See, "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2011.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "estimate," "project," "believe," "intend," "plan," "anticipate," "expect" and similar expressions. These forward-looking statements include management's expectations regarding our liquidity and burn rate, reserves and mineralized uranium material, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico dates for commencement of production at such properties and plans for the consolidation of the uranium mineral interests in the New Mexico uranium district. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

  •
  the price of uranium;

  •
  weather conditions;

  •
  operating conditions at our mining projects;

  •
  government regulation of the mining industry and the nuclear power industry;

  •
  the world-wide supply and demand of uranium;

  •
  availability of capital;

  •
  timely receipt of mining and other permits from regulatory agencies; and

  •
  the risks set forth herein under the caption "Risk Factors."

        In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer our securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

 SUMMARY

        The SEC allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the detailed information regarding our Company, our Common Stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to "the Company," "our Company," "we," "our," and "us" refer to Uranium Resources, Inc.

        Uranium Resources, Inc. is a uranium exploration, mine development and production company. We were organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process (ISR). Since its founding, the Company has produced over 8 million pounds U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. The Company currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. Since 1986, the Company has built a significant asset base in New Mexico that includes 101.4 million pounds U3O8 of in-place mineralized uranium material on 183,000 acres of uranium mineral holdings. We have also been issued a Nuclear Regulatory Commission (NRC) license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico.

        Our principal executive offices are located at 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, Texas, and our telephone number is (972) 219-3330. As of May 31, 2011 we had 42 employees.

OFFERING

Issuer	Uranium Resources, Inc.
Securities We May Offer
Common Stock, Warrants and Units. A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities. See "Description of Securities We May Offer."
Use of Proceeds
Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from our sale of the securities under this prospectus for general corporate purposes, which may include making additions to our working capital, funding future acquisitions, or for any other purpose we describe in the applicable prospectus supplement. See "Use of Proceeds."
Listing of Common Stock	The Company's Common Stock is listed on the NASDAQ Capital Market under the symbol "URRE."

RISK FACTORS

        You should carefully consider the general discussion of risk factors set forth in the material set forth under the caption "Item 1A. Risk Factors" in our Form 10-K, and any amendments thereto, before making your investment decision, as well as those contained in any filing with the Commission subsequent to the date of this prospectus. Those risks are not the only risks we face. Additional risks that we do not yet know of or that we currently judge to be immaterial may also impair our business operations. If any of the events or circumstances described in the aforementioned risks or other material actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

        The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

General Risks and Uncertainties

         Operations history

        The Company has not had any operating mines in Texas since 2009, and does not plan to return to production until uranium prices recover. In New Mexico, the Churchrock project is currently being delayed due to depressed uranium prices. In South Texas, our Vasquez project was mined out in 2008 and is now being restored. Rosita production was shut-in in October 2008 due to depressed pricing and technical challenges in the first new wellfield that made mining uneconomical. The decline in uranium prices throughout 2008 also led to a decision in October 2008 to defer new wellfield development at Rosita and Kingsville Dome. Production continued in two existing wellfields at Kingsville Dome and was completed in July 2009.

         We are not producing uranium at this time, nor do we expect to begin production in the near future unless uranium prices recover to a profitable level. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or have the ability to access additional sources of private or public capital we may not be able to remain in business.

        We will not commence production at our existing properties until uranium prices recover to a profitable level. Until uranium prices recover we will have no way to generate cash inflows unless we monetize certain Company assets or find other means to generate cash. In addition, our Vasquez project has been depleted of its economically recoverable reserves and our Rosita and Kingsville Dome projects have limited identified economically recoverable reserves. Our future uranium production, cash flow and income are dependent upon the results of exploration at the Los Finados property as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves.

         Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        In addition to ceasing all production, we have deferred activities for delineation and development of new wellfields at all of our South Texas projects except for the Los Finados project. This decision limits our ability to be immediately ready to begin production should uranium prices improve suddenly. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

         We may need to obtain additional financing in order to implement our business plan, and the inability to obtain it could cause our business plan to fail.

        As of May 31, 2011, we had approximately $9.6 million in cash. We may require additional financing in order to complete our plan of operations. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. In recognition of current economic conditions and the shut-down of production, we have significantly reduced our spending, delayed or cancelled planned activities and substantially changed our current corporate structure. However, these actions may not be sufficient to offset the detrimental effects of the weak economy and cessation of production, which could result in material adverse effects on our business, revenues, operating results and prospects.

         Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involves significant risks. It is impossible to ensure that the current and future exploration programs and/or feasibility studies on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; labor costs and possible labor strikes; and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

         Potential impact on the uranium markets of the developments at the Fukushima Daiichi Nuclear Power Plant in Japan.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan have created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The potential impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact the Company in the future.

         The only market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

         The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may to some degree be dependent on the relative prices of oil, gas, coal, and hydro-electricity and the possibility of developing other low cost sources for energy. If the price of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in the decrease in the price of uranium.

         Public acceptance of nuclear energy is uncertain.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

         We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of our uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. We have no immediate plans to build, nor are we aware of any third party's plan to build, a mill in New Mexico and there can be no guaranty that a mill will be built. In the event that a mill is not built a substantial portion of our uranium may not be able to be mined. Our inability to mine all or a portion of our uranium in New Mexico would have a material adverse effect on future operations.

         We do not have a committed source of financing for the development of our New Mexico Properties, including the Churchrock Property, which is the property we expect to develop first in New Mexico.

        With the election by Itochu to terminate the Churchrock Joint Venture we do not have a committed source of financing for the development of our Churchrock property. There can be no assurance that we will be able to obtain financing for this project or our other New Mexico projects. Our inability to develop the New Mexico properties would have a material adverse effect on our future operations.

         The Navajo Nation ban on uranium mining in Indian Country encompasses approximately 49% of our in place mineralized uranium material on our properties in New Mexico and will adversely affect our ability to mine unless the ban is overturned.

        In April 2005, the Navajo Nation Council passed the Diné Natural Resources Protection Act of 2005 prohibiting uranium mining and processing on any sites within Indian Country as defined under 18 U.S.C. § 1151. We believe that the ban is beyond the jurisdiction of the Navajo Nation. However, the ban may prevent us from developing and operating our properties located in Indian Country. While the United States Court of Appeals for the Tenth Circuit held, en banc, that the Company's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 49% of our in place mineralized uranium material is located in Indian Country. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under 18 U.S.C. § 1151 and understood to encompass territory situated within Indian reservations, land owned by Indian allottees and land within a dependent Indian community.

         Because we are not currently producing uranium we have limited liquidity.

        We had $15.4 million in cash at year-end 2010 and had approximately $9.6 million at the end of May 2011. In early 2010 the Company adopted a new strategic plan which emphasized cash preservation and maintaining liquidity to allow the Company to be in a position to resume uranium production when sustained prices support such activity. As part of this plan the Company completed financings that we believe will provide sufficient working capital for the Company to maintain its liquidity into 2012. The Company expects to raise additional capital in 2011 through a financing transaction, the monetization of certain assets in Texas, or other means. Absent the ability to complete one or more of these actions the Company could need to implement significant cost cutting measures designed to maintain the Company's liquidity. While the Company believes it will be successful in its capital raising efforts, there can be no assurance that such activities will result in the raising of sufficient funds to allow the Company to continue operations beyond 2011. However, we do project that with the cash on hand at May 31, 2011 we will be able to maintain our liquidity through April 2012. At such time, additional sources of cash will be required to maintain our liquidity.

         Our operations are subject to environmental risks.

        We are required to comply with environmental protection laws and regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. that the Company must comply with include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, and the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations, as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. We intend to utilize specific employees and consultants in order to comply with and maintain our compliance with the above laws and regulations. Mining operations may be subject to other laws administered by the federal Environmental Protection Agency and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and in-situ sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delays in our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or our exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

         Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

         Our inability to obtain financial surety would threaten our ability to continue in business.

        Future bonding requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the bonding for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the bonds will require us to provide cash collateral equal to the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these bonding requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

         Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our uranium production also competes with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on our results of operations.

         Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

        Because we have limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

         Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

         Approximately 20% of our Common Stock is controlled by two record owners and management.

        Approximately 13% of our Common Stock is controlled by two significant stockholders. In addition, our directors and officers are the beneficial owners of approximately 7% of our Common Stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. Such ownership by the Company's principal stockholders, executive officers and directors may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

         The availability for sale of a large amount of shares may depress the market price of our Common Stock.

        As of May 31, 2011, 93,395,030 shares of our Common Stock were outstanding, all of which are registered or otherwise transferable. In addition, there are warrants outstanding to purchase 988,771 shares of Common Stock at a price of $5.78 per share, and which expire in May 2013. The availability for sale of a large amount of shares or conversion of the Company's outstanding warrants by any one or several shareholders may depress the market price of our Common Stock and impair our ability to raise additional capital through the public sale of our Common Stock. We have no arrangement with any of the holders of the foregoing shares or warrants to address the possible effect on the price of our Common Stock of the sale of their shares by them.

         Terms of subsequent financings may adversely impact our stockholders.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. We currently have no authorized preferred stock. Depending on the type and the terms of any financing we pursue, stockholder's rights and the value of their investment in our Common Stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our Common Stock, the market price of our Common Stock could be negatively impacted.

         Shareholders could be diluted if we were to use Common Stock to raise capital.

        As previously noted, we may need to seek additional capital in the future to satisfy our working capital requirements. This financing could involve one or more types of securities including Common Stock, convertible debt, preferred stock or warrants to acquire Common Stock. These securities could be issued at or below the then prevailing market price for our Common Stock. The certificate of incorporation of the Company authorizes us to issue 200,000,000 shares of Common Stock. Any issuance of additional shares of our Common Stock could be dilutive to existing stockholders and could adversely affect the market price of our Common Stock.

USE OF PROCEEDS

        Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from our sale of the securities under this prospectus for general corporate purposes, which may include making additions to our working capital, funding future acquisitions, or for any other purpose we describe in the applicable prospectus supplement. Until we use the proceeds for any purpose, we expect to invest them in interest-bearing securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of our Common Stock, warrants and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

        As of the date of this prospectus, our certificate of incorporation authorizes us to issue 200,000,000 shares of Common Stock, par value $0.001 per share. As of May 31, 2011, there were 93,395,030 shares of our Common Stock issued and outstanding, all of which are fully paid and nonassessable. There are approximately 3,363,563 shares of Common Stock issuable upon exercise of outstanding stock options and 1,115,144 shares of Common Stock reserved for future issuance under our stock option and restricted stock plans. There are 988,771 shares issuable upon the exercise of outstanding warrants. Corporate Stock Transfer, Denver, Colorado is the transfer agent and registrar for our Common Stock.

        The following descriptions do not purport to be complete and are subject to and qualified by our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Description of Common Stock

        Each share of our Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our Common Stock can elect all of the directors. Matters to be voted upon by the holders of our Common Stock require the affirmative vote of a majority of the votes cast at a shareholders meeting at which a quorum is present.

        There are no preemptive, subscription, conversion or redemption rights pertaining to our Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

Description of Warrants

        We may issue warrants for the purchase of our Common Stock. Warrants may be issued independently or together with our Common Stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

        The prospectus supplement relating to a particular series of warrants to purchase our Common Stock will describe the terms of the warrants, including the following:

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  the title of the warrants;

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  the offering price for the warrants, if any;

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  the aggregate number of warrants;

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  the designation and terms of the Common Stock that may be purchased upon exercise of the warrants;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

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  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  the number of shares of Common Stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

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  the dates on which the right to exercise the warrants shall commence and expire;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, a discussion of material U.S. federal income tax considerations;

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  the antidilution provisions of the warrants, if any;

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  the redemption or call provisions, if any, applicable to the warrants;

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  any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control or similar event; and

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  any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Holders of equity warrants will not be entitled:

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  to vote, consent or receive dividends;

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  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

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  exercise any rights as stockholders of the Company.

Description of Units

        We may issue, in one more series, units consisting of Common Stock and/or warrants for the purchase of Common Stock in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any units offered under a prospectus supplement or free writing prospectus may differ from the terms described below.

        We will file as exhibits to the registration statement to which this prospectus relates, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement or free writing prospectus related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

        General.    Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of units, including:

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  the designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  any provisions of the governing unit agreement that differ from those described below; and

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Common Stock" and "Description of Warrants," will apply to each unit and to any Common Stock or warrant included in each unit, respectively.

        Issuance in Series.    We may issue units in such amounts and in such distinct series as we determine.

        Enforceability of Rights by Holders of Units.    Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

        Title.    We, and any unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so represented, despite any notice to the contrary. See "Legal Ownership of Securities" below.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders and Legal Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

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  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle a request for the holders' consent, if ever required;

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  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

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  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled "Special Situations When a Global Security Will Be Terminated" in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        The rights of an indirect holder relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

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  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

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  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

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  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security;

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  we and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

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  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

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  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

        There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

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  if we notify any applicable trustee that we wish to terminate that global security; or

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  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

 PLAN OF DISTRIBUTION

        We may, from time to time, sell all or a portion of the securities registered in the registration statement of which this prospectus forms a part at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We may offer these securities at various times in one or more of the following transactions:

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  on any national securities exchange, or other market on which our securities may be listed at the time of sale;

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  in the over-the-counter market;

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  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

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  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  through options, swaps or derivatives;

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  in privately negotiated transactions; and

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  through a combination of any such methods of sale.

        We may sell these securities directly to purchasers or may use brokers, dealers, underwriters or agents to sell these shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by us may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from us or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as our agent, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to us. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, as defined in Rule 415 under the Securities Act of 1933, we will do so pursuant to the terms of an at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement with underwriters or agents, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement with the underwriters or agents will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of such agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        Any broker-dealers or agents that participate with us in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc., or independent broker-dealer, will not be greater than 8% of the initial gross proceeds from the sale of any security sold in the offering.

LEGAL MATTERS

        Certain legal matters in connection with the offering and the validity of the securities offered hereby will be passed upon for us by Baker & Hostetler LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Uranium Resources, Inc. as of December 31, 2010 and 2009, and for the years then ended, included in Uranium Resources, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2010 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), an independent private engineering firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials filed by us at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC's website is http://www.sec.gov. We also maintain a website at http://www.uraniumresources.com. Please note that all references to http://www.uraniumresources.com in this prospectus are inactive textual references only and that the information contained on our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011;

  •
  our definitive Proxy Statement for our Annual Meeting of Stockholders held on June 7, 2011 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010);

  •
  our Current Reports on Form 8-K filed on May 13, 2011 and June 9, 2011.

        The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, Texas 75067
Attn: Thomas H. Ehrlich
(972) 219-3330